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For immediate release:

Contacts:
Patrick A. Reynolds                     James B. Lipham
Director of Investor Relations          Chief Financial Officer
(706) 649-4973                          (706) 649-2262

         TSYS Expects 23% Net Income Increase in 1999 over 1998

Columbus, Ga., Sept. 30, 1999 - Total System Services, Inc., (NYSE - "TSS")
(TSYS), today announced that it expects its 1999 net income to exceed its 1998 net income by at least 23 percent, exceeding the current consensus estimate of a 20 percent increase in 1999 over 1998. The company also announced that it expects its 2000 net income to exceed its 1999 projected net income by at least 13 - 15 percent, versus the current consensus estimate of a six percent increase in 2000 over 1999 net income.

TSYS Chairman of the Board and CEO Richard W. Ussery, said "We are excited about our earnings projections for 1999 and 2000. Our strong net income increase in 1999 reflects the conversions of Sears, Nordstrom, Bank of Nova Scotia, and Canadian Tire among others, along with the expenses associated with the move into our new corporate campus. The projections for 2000 include the financial impact of the previously announced deconversion of the Citigroup/AT&T UCS portfolio in 2000 to the Citigroup in-house processing platform."

TSYS is a global processor of data, transactions and payments for credit, debit, commercial and private-label card issuers. TSYS' sophisticated systems offer online accounting, data processing, electronic commerce services, portfolio management, account acquisition, credit evaluation, risk management and customer service. Through our family of companies, TSYS services the entire lifecycle of accounts, processing more than 196.7 million accounts for an estimated 275.3 million cardholders who use their cards any time, anywhere. Headquartered in Columbus, Ga., TSYS (www.totalsystem.com) is an 80.8 percent owned subsidiary of Synovus Financial Corp. (NYSE: "SNV") www.synovus.com) named the Best Company to Work for in America by FORTUNE magazine.

This press release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995.

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TSYS Expects 23% Net Income Increase in 1999 over 1998/p. 2


"Forward-looking" statements contained in this press release include the intent, belief or current expectations of TSYS and members of its senior management team with respect to the percentage increases in earnings of TSYS expected for the years 1999 and 2000, as well as the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, lower than anticipated internal growth rates for TSYS' existing customers, TSYS' inability to control expenses associated with the growth in its number of employees, the inability of TSYS to grow its business through acquisitions, adverse developments with respect to entering into contracts with new clients and retaining current clients, failure to successfully complete TSYS' year 2000 modification plans substantially as scheduled and budgeted, adverse developments with respect to the credit card industry in general and overall market conditions. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in TSYS' Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 1999.

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